Exhibit 99.1

Contact:
Alexander G. Babey, President and Chief Executive Officer
Erica B. Schmidt, Executive Vice President and Chief Financial Officer
Mid-Southern Bancorp, Inc.
812-883-2639

MID-SOUTHERN BANCORP, INC.
REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2019

Salem, Indiana—February 11, 2020.  Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the fourth quarter ended December 31, 2019 of $196,000 or $0.06 per diluted share compared to $520,000 or $0.15 per diluted share for the same period in 2018.  For the year ended December 31, 2019, the Company reported net income of $960,000 or $0.29 per diluted share compared to $1.4 million or $0.41 per diluted share for the same period in 2018.

On July 11, 2018, the Company completed the “second-step” conversion of Mid-Southern, M.H.C. and the Company’s related stock offering with the issuance of 2,559,871 shares of common stock at a price of $10.00 per share for net proceeds of approximately $24.6 million. The shares began trading on the Nasdaq Capital Market on Thursday, July 12, 2018, under the ticker symbol “MSVB.” Accordingly, the reported results and financial information for periods ending prior to September 30, 2018 relate solely to the Bank.

Income Statement Review

Net interest income after provision for loan losses decreased $226,000, or 11.4%, for the quarter ended December 31, 2019 to $1.7 million as compared to $2.0 million for the quarter ended December 31, 2018, primarily due to a $200,000 recapture of the provision for loan losses recorded during the quarter ended December 31, 2018. Total interest income increased $60,000, or 3.1%, when comparing the two periods, primarily due to an increase in the average balance of interest-earning assets. The average balance of interest-earning assets increased to $201.3 million for the quarter ended December 31, 2019 from $193.3 million for the quarter ended December 31, 2018, primarily due to an increase in the average balance of investment securities. Total interest expense increased $80,000, or 42.8%, when comparing the two periods, primarily due to an increase in the cost of interest-bearing liabilities. The average cost of interest-bearing liabilities increased to 0.76% for the quarter ended December 31, 2019 from 0.54% for the quarter ended December 31, 2018.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 3.38% from 3.62% and the net interest margin decreased to 3.61% from 3.77% for the quarters ended December 31, 2019 and 2018, respectively.

Net interest income after provision for loan losses increased $316,000, or 4.7%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. Total interest income increased $724,000, or 10.0%, when comparing the two periods, due to an increase in both the average balance of and yield earned on interest-earning assets. The average balance of interest-earning assets increased to $195.3 million for the year ended December 31, 2019 from $185.7 million for the year ended December 31, 2018. The average tax-equivalent yield on interest-earning assets increased to 4.20% for the year ended December 31, 2019 from 3.99% for 2018 primarily due to higher market interest rates. Total interest expense increased $196,000, or 26.9%, due to an increase in cost of interest-bearing liabilities partially offset by a decrease in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities increased to 0.68% for the year ended December 31, 2019 from 0.51% for 2018. The average balance of interest-bearing liabilities decreased to $135.1 million for the year ended December 31, 2019 from $142.9 million for the year ended December 31, 2018. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased to 3.52% for the year ended December 31, 2019 from 3.48% for the year ended December 31, 2018. Net interest margin increased to 3.73% for the year ended December 31, 2019 from 3.60% for 2018.

Noninterest income decreased $44,000, or 20.4%, for the quarter ended December 31, 2019 as compared to the same period in 2018, primarily due to a decrease of $40,000 in deposit account service charges related to overdrafts.

Noninterest income decreased $37,000, or 4.4%, for the year ended December 31, 2019 as compared to  2018, primarily due to decreases of $60,000 in deposit account service charges related to overdrafts and $9,000 in other income, partially offset by an increase in ATM and debit card fee income of $26,000 and a $7,000 net gain on sale of available for sale securities.

Mid-Southern Bancorp, Inc.
February 11, 2020

Noninterest expenses increased $152,000, or 9.7%, for the quarter ended December 31, 2019 as compared to the same period in 2018.  This increase was primarily due to increases in compensation and benefits of $75,000, directors’ compensation of $120,000, professional fees of $85,000, occupancy and equipment expenses of $46,000, and stockholder meeting expenses of $31,000.  These increases were partially offset by a decrease in data processing expense of $139,000 and other expenses of $42,000.  Compensation and benefits and directors’ compensation increased primarily due to the recognition of stock compensation expense for the quarter ended December 31, 2019 of $64,000 and $120,000, respectively, as compared to no stock compensation expense being recognized for the same period in 2018.  On December 18, 2019, the Company granted 31,071 shares of restricted stock and 91,382 stock options to members of executive management and the board of directors.  Professional fees increased primarily due to legal and other professional services related to operating as a public company. The decrease in data processing expense is primarily due to $108,000 of contract termination expenses recorded in the fourth quarter of 2018 related to the Bank’s core processing system conversion.

Noninterest expenses increased $942,000 for the year ended December 31, 2019 as compared to 2018, primarily due to increases in compensation and benefits of $185,000, directors’ compensation of $123,000, data processing expense of $275,000, professional fees of $198,000, impairment loss on real estate held for sale of $72,000, and stockholder meeting expenses of $97,000, when comparing the two years.  Compensation and benefits and directors’ compensation increased due to the recognition of stock compensation expense for the year ended December 31, 2019 of $64,000 and $123,000, respectively, compared to total stock compensation expense of $1,000 recognized in compensation and benefits for the same period in 2018.  In addition, compensation and benefits also increased due to the recognition of $146,000 in ESOP compensation expense for the year ended December 31, 2019 compared to $63,000 for the same period in 2018.  The increase in data processing expense is primarily due to $389,000 of contract termination expenses recognized during 2019 related to the Bank’s core processing system conversion.  Professional fees increased primarily due to legal and other professional services related to operating as a public company.

Income tax expense decreased $98,000 for the quarter ended December 31, 2019 as compared to the same period in 2018 primarily due to a reduction in pre-tax income.  Income tax expense for the year ended December 31, 2019 was $85,000 compared to $295,000 for 2018 resulting from a reduction in pre-tax income and in the effective tax rate to 8.1% for 2019 compared to 17.3% for 2018. The decrease in the effective tax rate is due largely to increased tax-exempt investment income proportionate to overall pre-tax income.

Balance Sheet Review

Total assets as of December 31, 2019 were $208.4 million compared to $200.7 million at December 31, 2018.  Cash and cash equivalents and investment securities increased $6.1 million and $5.3 million, respectively during 2019.  These increases were partially offset by a $3.0 million decrease in net loans and a $493,000 decrease in other assets related primarily to the deferred tax asset. Cash and cash equivalents increased primarily from excess funds provided by a $10.0 million advance from the Federal Home Loan Bank (FHLB).  Investment securities increased primarily due to purchases of non-taxable municipal and mortgage-backed available for sale securities of $8.6 million and $4.0 million, respectively, and a $1.9 million increase in the net unrealized gain on available for sale securities, which were partially offset by $8.8 million in principal repayments and maturities of available for sale securities.  The decrease in net loans was primarily due to scheduled principal payments received in excess of loan originations during 2019.    Total liabilities, comprised primarily of deposits, increased $5.8 million during 2019.  The increase was primarily due to the advance from the FHLB partially offset by a decrease in deposits of $4.1 million.

Credit Quality

Non-performing loans decreased slightly to $1.2 million, or 0.9% of total loans, at December 31, 2019 compared to $1.3 million, or 1.0% of total loans, at December 31, 2018.  At December 31, 2019, $637,000 or 53.9% of nonperforming loans were current on their loan payments. There was no foreclosed real estate owned at either December 31, 2019 or 2018.

Based on management’s analysis of the allowance for loan losses, the Company recorded a $6,000 provision for loan losses for the quarter ended December 31, 2019, compared to a recapture of the provision for loan losses of $200,000 for the same period in 2018.   The recapture in 2018 was attributable to the continued improvement in the credit quality of the loan portfolio.  The Company recognized net recoveries of $4,000 for the quarter ended December 31, 2019 compared to net charge-offs of $60,000 for the same period in 2018.

Mid-Southern Bancorp, Inc.
February 11, 2020

For the year ended December 31, 2019, the Company recorded a $12,000 provision for loan losses compared to a recapture of the provision for loan losses of $200,000 for 2018. The Company recognized net charge offs of $18,000 for the year ended December 31, 2019 compared to net charge-offs of $19,000 for the year ended December 31, 2018. The allowance for loan losses totaled $1.5 million, representing 1.2% of total loans at both December 31, 2019 and 2018.  The allowance for loan losses represented 126.7% of non-performing loans at December 31, 2019 compared to 116.0% at December 31, 2018.

Capital

At December 31, 2019, the Bank was considered well-capitalized under applicable federal regulatory capital requirements.

The Company’s shareholders’ equity increased to $50.8 million at December 31, 2019 compared to $48.8 million a year earlier. In July 2019, the Company adopted a stock repurchase program that is being implemented through a 10b5-1 repurchase program, under which the Company may repurchase up to 178,260 shares of its common stock, or approximately 5.0% of the current outstanding shares.  As of December 31, 2019, the Company had repurchased 38,400 shares at an average cost of $12.93 per share with a total cost of $497,000.  On December 18, 2019, the Company granted 31,071 shares of restricted stock awards to members of executive management and the board of directors from treasury stock.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 about the conversion and offering. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include changes to the real estate and economic environment, particularly in the market areas in which the Bank operates; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.
February 11, 2020

MID-SOUTHERN BANCORP, INC.
Consolidated Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31		December 31
OPERATING DATA	2019	2018	2019	2018

Total interest income	$2,022	$1,962	$8,000	$7,276
Total interest expense	267	187	925	729
Net interest income	1,755	1,775	7,075	6,547
Provision for loan losses (recapture)	6	(200)	12	(200)
Net interest income after provision for loan losses	1,749	1,975	7,063	6,747
Total non-interest income	172	216	803	840
Total non-interest expense	1,724	1,572	6,821	5,879
Income before income taxes	197	619	1,045	1,708
Income tax expense	1	99	85	295
Net income	$196	$520	$960	$1,413

Net income per common share(1):
Basic	$0.06	$0.15	$0.29	$0.41
Diluted	$0.06	$0.15	$0.29	$0.41

Weighted average common shares outstanding (1):
Basic	3,345,180	3,363,494	3,361,106	3,409,615
Diluted	3,346,455	3,363,682	3,362,395	3,409,926

	December 31,
BALANCE SHEET INFORMATION	2019	2018

Cash and cash equivalents	$18,817	$12,700
Investment securities	58,459	53,240
Loans, net	123,272	126,293
Interest-earning assets	201,247	193,631
Total assets	208,436	200,662
Deposits	146,969	151,108
Borrowings	10,000	-
Stockholders' equity	50,813	48,843
Book value per share (2)	14.28	13.70
Tangible book value per share (3)	14.28	13.70
Non-performing assets:
Nonaccrual loans	1,182	1,297
Accruing loans past due 90 days or more	-	-
Foreclosed real estate	-	-
Troubled debt restructurings on accrual status	1,305	1,831

Mid-Southern Bancorp, Inc.
February 11, 2020

OTHER FINANCIAL DATA

	Three Months Ended		Years Ended
	December 31,		December 31,
Performance ratios:	2019	2018	2019	2018

Cash dividends per share (1)	$0.02	$0.02	$0.08	$0.02
Return on average assets (annualized)	0.37%	1.03%	0.47%	0.74%
Return on average stockholders' equity (annualized)	1.54%	4.77%	1.92%	4.51%
Net interest margin	3.61%	3.77%	3.73%	3.60%
Interest rate spread	3.38%	3.62%	3.52%	3.48%
Efficiency ratio	86.6%	79.0%	86.6%	79.6%
Average interest-earning assets to average
interest-bearing liabilities	144.0%	139.0%	144.6%	130.0%
Average stockholders' equity to average assets	24.2%	21.7%	24.6%	16.3%
Stockholders' equity to total assets at end of period	24.4%	24.3%	24.4%	24.3%

	December 31,
Capital ratios:	2019	2018

Total risk-based capital (to risk-weighted assets)	33.4%	31.9%
Tier 1 core capital (to risk-weighted assets)	32.2%	30.7%
Common equity Tier 1 (to risk-weighted assets)	32.2%	30.7%
Tier 1 leverage (to average adjusted total assets)	17.9%	18.0%

	December 31,
Asset quality ratios:	2019	2018

Allowance for loan losses as a percent of total loans	1.2%	1.2%
Allowance for loan losses as percent of non-performing loans	126.7%	116.0%
Net charge-offs to average outstanding loans during the period	0.0%	0.0%
Non-performing loans as a percent of total loans	0.9%	1.0%
Non-performing assets as a percent of total assets	0.6%	0.6%

(1) - Share and per share amounts for periods prior to the date of completion of the second-step conversion (July 11, 2018) have been restated to give retroactive recognition to the exchange ratio applied in the second-step conversion (2.3462 to one).

(2) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.
(3) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated.